EXHIBIT 99.1

SP Bancorp, Inc. Announces Third Quarter 2013 Results

PLANO, Texas, Nov. 6, 2013 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's third quarter ended September 30, 2013.

"While the third quarter of 2013 was a challenging one for both loan growth and income, we are pleased to report the continued decline in nonperforming assets and continued healthy deposit growth," said President and CEO Jeff Weaver. "Volumes in both our mortgage and mortgage warehouse businesses have been impacted by slower refinancing activity. In addition, a provision for loan loss related to one nonperforming commercial credit contributed negatively to the quarter's results. Expenses related to our state bank charter conversion application impacted our third quarter results by approximately $66,000 after taxes."

PERFORMANCE HIGHLIGHTS

  Third quarter net income totaled $281,000: Net income was $0.18 per share, or $281,000, for the three months ended September 30, 2013, compared to $0.35 per share, or $542,000, for the three months ended September 30, 2012.
  Nonperforming assets declined 63.4%: Nonperforming assets declined to $3.5 million at September 30, 2013 from $9.5 million at December 31, 2012. Nonperforming assets as a percentage of total assets declined to 1.14% at September 30, 2013 from 3.29% at December 31, 2012.
  Deposits increased $30.7 million, or 13.2%: Deposits increased primarily from deposit inflows from both new and existing customers during the nine months ended September 30, 2013.
  Stockholders' equity remained strong: Stockholders' equity at September 30, 2013 decreased $50,000, when compared to December 31, 2012. The decrease in stockholders' equity reflected the repurchase and retirement of 55,800 shares of our outstanding common stock, partially offset by net income of $970,000 for the nine months ended September 30, 2013.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,746	$ 2,937	$ 8,367	$ 8,752
Interest expense	383	353	1,048	1,097
Net interest income	2,363	2,584	7,319	7,655
Provision for loan losses	142	155	317	857
Net interest income after provision for loan losses	2,221	2,429	7,002	6,798
Noninterest income	821	1,221	2,805	3,447
Noninterest expense	2,620	2,855	8,375	8,787
Income before tax expense	422	795	1,432	1,458
Income tax expense	141	253	462	402
Net income	$ 281	$ 542	$ 970	$ 1,056

Earnings per share:
Basic	$ 0.18	$ 0.35	$ 0.63	$ 0.67
Diluted	$ 0.18	$ 0.35	$ 0.63	$ 0.67

			September 30,	December 31,
			2013	2012
			(Unaudited)
			(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets			$ 305,481	$ 288,121
Total cash and cash equivalents			48,405	23,933
Securities available for sale, at fair value			17,041	15,713
Loans held for sale			1,675	7,290
Loans, net			220,113	222,288
Other real estate owned			157	1,477
Premises and equipment, net			4,115	4,249
FHLB of Dallas stock, at cost			440	1,099
Bank-owned life insurance			7,621	7,439
Other assets (1)			5,914	4,633
Deposits			263,056	232,340
Borrowings			7,356	20,316
Stockholders' equity			32,990	33,040

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets, investment in restricted stock and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale			1.49%	3.46%
Nonperforming assets to total assets			1.14%	3.29%
Allowance for loan losses to nonperforming loans at end of period			67.49%	30.20%
Allowance for loan losses to total loans, including loans held for sale at end of period			1.00%	1.05%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

We recorded $281,000 in net income for the quarter ended September 30, 2013, compared to $542,000 of net income for the quarter ended September 30, 2012. The decrease in net income for the quarter ended September 30, 2013 reflected a $221,000 decrease in net interest income, a $13,000 decrease in the provision for loan losses, a $400,000 decrease in noninterest income and a $235,000 decrease in noninterest expense.

Net interest income decreased $221,000, or 8.6%, to $2.4 million for the quarter ended September 30, 2013 from $2.6 million for the quarter ended September 30, 2012, due primarily to a decrease in our interest rate spread to 3.18% from 3.66%, and a 47 basis point decrease in our net interest margin to 3.28% from 3.75%. The decrease in net interest income was driven by lower loan balances resulting in deposits being invested in lower yielding assets. The declines in our interest rate spread and net interest margin were partially offset by an increase in our net average interest-earning assets to $49.7 million from $41.7 million.

We recorded a provision for loan losses of $142,000 for the quarter ended September 30, 2013, compared to a provision for loan losses of $155,000 for the quarter ended September 30, 2012. The decrease in the provision for loan losses was primarily attributable to a lower amount of nonperforming loans in the third quarter of 2013 and improvements in the economy, which are factored into our allowance for loan loss methodology.

Noninterest income decreased $400,000, or 32.8%, to $821,000 for the quarter ended September 30, 2013 from $1.2 million for the quarter ended September 30, 2012. The decrease was due primarily to lower gains on sale of mortgage loans and lower gains on sale of securities recognized in the third quarter of 2013, when compared to the same period in 2012. These decreases were partially offset by a $54,000 increase in mortgage warehouse fees.

Noninterest expense decreased $235,000, or 8.2%, to $2.6 million for the quarter ended September 30, 2013 from $2.9 million for the quarter ended September 30, 2012. The decrease was primarily due to a lower compensation and benefits expense. The decrease in compensation and benefits expense was primarily a result of lower mortgage commission expense and lower bonus expense. Also reflected in noninterest expense for the third quarter of 2013 were professional and outside service fees of approximately $100,000 related to our planned conversion to a state bank charter.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

We recorded $970,000 in net income for the nine months ended September 30, 2013, compared to $1,056,000 of net income for the nine months ended September 30, 2012. The decrease in net income for the nine months ended September 30, 2013 reflected a $336,000 decrease in net interest income, a $540,000 decrease in the provision for loan losses, a $642,000 decrease in noninterest income and a $412,000 decrease in noninterest expense.

Net interest income decreased $336,000, or 4.4%, to $7.3 million for the nine months ended September 30, 2013 from $7.7 million for the nine months ended September 30, 2012, due primarily to a decrease in our interest rate spread to 3.37% from 3.73%, and a 35 basis point decrease in our net interest margin to 3.47% from 3.82%. The declines in our interest rate spread and net interest margin were partially offset by an increase in our average net interest-earning assets to $45.2 million from $37.8 million.

We recorded a provision for loan losses of $317,000 for the nine months ended September 30, 2013, compared to a provision for loan losses of $857,000 for the nine months ended September 30, 2012. The decrease in the provision for loan losses was primarily attributable to a lower degree of nonperforming loans in 2013 and improvements in the economy, which are factored into our allowance for loan loss methodology.

Noninterest income decreased $642,000, or 18.6%, to $2.8 million for the nine months ended September 30, 2013 from $3.4 million for the nine months ended September 30, 2012. The decrease was due primarily to gains on sale of securities recognized in 2012, a lower amount of gains on the sale of mortgage loans and lower service charges. These decreases were partially offset by a $162,000 increase mortgage warehouse fees.

Noninterest expense decreased $412,000, or 4.7%, to $8.4 million for the nine months ended September 30, 2013 from $8.8 million for the nine months ended September 30, 2012. The decrease was primarily due to a provision for losses on other real estate owned and a provision for loss on a fraudulent wire transfer transaction that were recognized in 2012. These decreases were partially offset by an increase in compensation and benefits and data processing expense. Also reflected in noninterest expense for the third quarter of 2013 were professional and outside service fees of approximately $100,000 related to our planned conversion to a state bank charter.

COMPARISON OF FINANCIAL CONDITION DATA – SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

Total assets increased $17.4 million to $305.5 million at September 30, 2013 from $288.1 million at December 31, 2012. The increase in total assets was due to higher levels of customer deposits that have been temporarily reinvested in cash and cash equivalents, securities and used to reduce borrowings.

Net loans decreased to $220.1 million at September 30, 2013, from $222.3 million at December 31, 2012, as loan collections were higher than loan originations. Loans held for sale decreased due to a decline in mortgage refinancing activity.

Deposits increased $30.7 million, or 13.2%, to $263.1 million at September 30, 2013 from $232.3 million at December 31, 2012. This deposit growth, driven mostly by certificates of deposit ("CDs"), increased as a result of deposit inflows from both new and existing customers. This increase was partially the result of a local advertising campaign designed to lengthen our CD maturities.

Advances from the Federal Home Loan Bank of Dallas (the "FHLB") decreased $13.0 million to $7.4 million at September 30, 2013 due to increased deposits and the corresponding payoffs of advances.

Stockholders' equity decreased $50,000. The decrease in stockholders' equity was primarily the result of repurchasing and retiring 55,800 shares of our outstanding common stock, partially offset by net income of $970,000 for the nine months ended September 30, 2013.

Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, and such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or the Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311